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                                                                  Exhibit 12

             AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
            Computation of Ratio of Earnings to Fixed Charges
                               (Unaudited)



                                                        Nine Months Ended
                                                          September 30,
                                                        2003          2002
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $428,740      $370,795
  Interest expense                                     412,104       411,734
  Implicit interest in rents                            13,444        12,816

Total earnings                                        $854,288      $795,345


Fixed charges:
  Interest expense                                    $412,104      $411,734
  Implicit interest in rents                            13,444        12,816

Total fixed charges                                   $425,548      $424,550


Ratio of earnings to fixed charges                        2.01          1.87